CALVERT WORLD VALUES FUND, INC.

ADMINISTRATIVE SERVICES AGREEMENT

ADDENDUM TO SCHEDULE A

            The Fund listed below is entitled to receive administrative services from Calvert Investment Administrative Services, Inc. ("CIAS") under the Administrative Services Agreement dated March 1, 1999, as amended, and which will pay annual fees to CIAS pursuant to the Agreement.

            Calvert International Opportunities Fund

            Class A            0.30%

            Class C            0.30%

            Class I              0.15%

            Class Y            0.30%

            For its services under this Administrative Services Agreement, CIAS is entitled to receive the fee indicated above based on average net assets. The liability to pay for services under the Agreement arises at the time a Series or Class commences operations, absent waivers.

            CALVERT WORLD VALUES FUND, INC.

            BY: /s/William M. Tartikoff

                    William M. Tartikoff

                    Vice President and Secretary

            Calvert INVESTMENT Administrative services, INC.

            BY: /s/Ronald M. Wolfsheimer

                     Ronald M. Wolfsheimer

                     Executive Vice President, Chief Financial and Administrative Officer

Effective Date: January 1, 2014